EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Jack Larsen

(952) 830-3381

JOSTENS REPORTS INCREASE IN

SALES AND NET INCOME

MINNEAPOLIS, August 7, 2003—Jostens, Inc. (JOSEA) today reported net sales for the quarter ended June 28, 2003 of $374.9 million, bringing first half 2003 net sales to $496.5 million. For the second quarter and first half of fiscal 2002, the Company reported net sales of $353.7 million and $475.0 million, respectively.

The Company reported net income for the second quarter of 2003 of $53.7 million, and first half 2003 net income of $45.1 million. For the second quarter and first half of fiscal 2002, the Company reported net income of $50.5 million and $44.0 million, respectively.

Jostens reported second quarter Adjusted EBITDA (as defined in the accompanying financial statements) of $111.7 million, and first half Adjusted EBITDA of $117.2 million. For the second quarter and first half of fiscal 2002, the Company reported Adjusted EBITDA of $108.1 million and $121.0 million, respectively.

“We had great sales performance in the first half, particularly in graduation products,” said Robert C. Buhrmaster, Chairman and CEO. “While we incurred some unexpected costs in a challenging ERP installation, we’re confident we’ll be ready for next year’s graduation season.”

Jostens is a provider of products, programs and services that help people celebrate important moments, recognize achievements and build affiliation. The Company’s products include yearbooks, class rings, graduation products, school photography, and awards for athletes and fans.

This release contains forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual future results to differ materially from its historical results and those presently anticipated or projected. You are hereby cautioned that these statements may be affected by our substantial debt, our inability to achieve our business strategies, changes in relationships with our employees or our independent representatives, our dependence on key suppliers, seasonality, fluctuating raw materials prices as well as other factors set forth in the Company’s filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise. In addition, the use of the term “EBITDA” is not intended to be an alternative to the financial results under generally accepted accounting principles in the United States of America.

JOSTENS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
In thousands	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Net sales	$374,936	$353,720	$496,460	$475,043
Cost of products sold	161,005	151,446	211,750	199,153

Gross profit	213,931	202,274	284,710	275,890
Selling and administrative expenses	108,589	100,480	180,047	167,491

Operating income	105,342	101,794	104,663	108,399
Net interest expense	13,535	17,016	27,475	34,706

Income from continuing operations before income taxes	91,807	84,778	77,188	73,693
Provision for income taxes	38,100	35,184	32,079	30,584

Income from continuing operations	53,707	49,594	45,109	43,109

Discontinued operations, net of tax	—	940	—	940

Net income	$53,707	$50,534	$45,109	$44,049

Adjusted EBITDA (1)	$111,723	$108,106	$117,249	$120,990

(1)	Adjusted EBITDA represents net income before net interest expense, income taxes, depreciation, amortization and discontinued operations. We believe Adjusted EBITDA provides meaningful additional information that helps us monitor and evaluate our ongoing operating results and trends facilitating an understanding of our comparative operating performance. Adjusted EBITDA is also one component of measurement used in our compensation plans. Adjusted EBITDA should not be considered in isolation nor as a substitute for measures of performance prepared in accordance with generally accepted accounting principles nor as an alternative to cash flows as a source of liquidity, and may not be comparable with Adjusted EBITDA as defined by other companies. We may not be permitted to present Adjusted EBITDA in our filings with the SEC to the extent our adjustments to EBITDA eliminate items identified as non-recurring, infrequent or unusual when the nature of the charge makes it reasonably likely to recur. Investors should make their own assessment as to the appropriateness of these adjustments.

In thousands	2003	2002	2003	2002

Net income	$53,707	$50,534	$45,109	$44,049
Net interest expense, including amortization of debt issuance costs	13,535	17,016	27,475	34,706
Provision for income taxes	38,100	35,184	32,079	30,584
Depreciation expense	5,428	5,762	10,941	11,492
Amortization expense	995	550	1,687	1,099
Gain on discontinued operations	—	(940)	—	(940)
Other	(42)	—	(42)	—

Adjusted EBITDA	$111,723	$108,106	$117,249	$120,990

JOSTENS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

In thousands	June 28, 2003	June 29, 2002

ASSETS
Current assets
Cash and cash equivalents	$22,940	$59,148
Accounts receivable, net	87,860	80,418
Inventories	45,528	47,167
Other current assets	36,817	40,066

Total current assets	193,145	226,799

Noncurrent assets
Property and equipment, net	60,695	64,869
Other assets	77,045	74,477

	$330,885	$366,145

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Short-term borrowings	$8,880	$—
Accounts payable and accrued expenses	197,999	212,285
Current portion of long-term debt	18,411	22,049

Total current liabilities	225,290	234,334

Noncurrent liabilities
Long-term debt net of current maturities	554,463	610,547
Other noncurrent liabilities	16,895	15,342

Total liabilities	796,648	860,223

Redeemable preferred shares	77,316	64,710
Shareholders' deficit	(543,079)	(558,788)

	$330,885	$366,145

JOSTENS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year-to-date ended
In thousands	June 28, 2003	June 29, 2002

Operating activities
Net income	$45,109	$44,049
Depreciation and amortization	15,292	15,469
Other	95	(311)
Changes in assets and liabilities	(28,343)	(19,072)

Net cash provided by operating activities	32,153	40,135

Investing activities
Acquisition of business, net of cash acquired	(5,008)	—
Purchases of property and equipment	(5,369)	(8,512)
Other	(407)	(447)

Net cash used for investing activities	(10,784)	(8,959)

Financing activities
Net short-term borrowings (repayments)	(1,420)	—
Principle payments on long-term debt	(8,218)	(14,983)
Other	—	(145)

Net cash used for financing activities	(9,638)	(15,128)

Effect of exchange rate changes on cash and cash equivalents	271	—

Change in cash and cash equivalents	12,002	16,048
Cash and cash equivalents, beginning of period	10,938	43,100

Cash and cash equivalents, end of period	$22,940	$59,148

Free cash flow (1)	$21,369	$31,176

(1)	Free cash flow represents cash provided by or used for operating and investing activities. It excludes the effects of cash flow from financing activities. Free cash flow is a non-GAAP metric used by management to measure our ability to service our indebtedness. Free cash flow should not be considered in isolation nor as a substitute for measures of liquidity prepared in accordance with generally accepted accounting principles. Free cash flow is not necessarily comparable with similarly titled measures reported by other companies. The following table reconciles our reported cash flows from operating activities to free cash flow:

In thousands	2003	2002

Net cash provided by operating activities	$32,153	$40,135
Net cash used in investing activities	(10,784)	(8,959)

Free cash flow	$21,369	$31,176